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                                                                    Exhibit 23.1

                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-4, No. 333-118168) and related Prospectus of International Speedway Corporation for the registration of $300 million of Senior Notes of our report dated January 15, 2004 (except for Note 19, as to which the date is August 9, 2004), with respect to the restated consolidated financial statements and schedule of International Speedway Corporation for the year ended November 30, 2003, included in its Current Report on Form 8-K dated August 11, 2004, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 24, 2004

Jacksonville, Florida